                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               --------------------------------------------------

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                 July 12, 1996


                               FMC GOLD COMPANY
           --------------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                     1-9569                    88-0226676
- -------------------------------------------------------------------------------
(State or other jurisdiction  (Commission File Number)      (I.R.S. Employer
      of incorporation)                                    Identification No.)


              5011 Meadowood Way, Reno, Nevada              89502
      -------------------------------------------------------------------
           (Address of principal executive offices)       (Zip Code)


                                  (702) 827-3777
             ----------------------------------------------------
             (Registrant's telephone number, including area code)

Item 5.  Other Events
         ------------

On July 12, 1996 FMC Gold Company issued the following release:

FMC GOLD REPORTS SECOND QUARTER RESULTS

CHICAGO, July 12, 1996--FMC Gold Company today reported a second quarter net loss of $1.8 million compared with a $3.2 million net loss in the second quarter of 1995. Loss per share was $0.02 in the second quarter compared with loss per share of $0.04 in last year's quarter.

Sales for the second quarter of 1996 were $18.3 million and compare favorably with $9.7 million in the prior-year quarter, due to the operation of the Beartrack mine in the current period. The average realized price of gold increased to $393 per ounce from $387 in the second quarter of 1995.

Exploration spending of $1.9 million in the quarter was focused on the company's advanced stage opportunity at El Penon in Chile, continuing work at the Rossi project on the Carlin Trend in Nevada, and at the Jerritt Canyon and Beartrack operations. Exploration spending is expected to increase over the remainder of the year, with significant efforts devoted to El Penon and the Rossi project.

At El Penon, an extensive drilling campaign was initiated in the second quarter, and the company plans to have multiple drill rigs exploring several targets on the property for the balance of the year. At the company's Rossi project, a deep drilling campaign is planned to be initiated by the end of July. At the Jerritt Canyon and Beartrack operations, exploration efforts to expand the reserve base were initiated in the second quarter with drilling at both properties, and drilling is expected to continue until near the end of the year.

In the second quarter, FMC Gold produced 49 thousand ounces of gold compared with 24 thousand ounces in the same period last year. At the Beartrack mine, second quarter 1996 production was 23 thousand ounces. Extended winter weather conditions and the impact of heavy spring runoff had a negative effect on solution grades in the second quarter. Cash costs at Beartrack increased to $195 per gold equivalent ounce in the second quarter from $187 in the first quarter of 1996. Solution grades began to recover with warmer, dryer weather near the end of the quarter, and production is expected to increase throughout the remainder of the year.

At the Jerritt Canyon mine, FMC Gold's share of gold production increased to 26 thousand ounces from 24 thousand ounces in 1995 as a result of improved grades and recoveries. Cash costs at Jerritt Canyon of $311 per gold equivalent ounce increased versus the 1995 period due to temporary mechanical difficulties in both processing facilities and a shift to underground production.

However, FMC management is encouraged that cash costs at Jerritt Canyon improved near the end of the second quarter, with June costs at $282 per gold equivalent ounce.

FMC Gold held $76 million in cash and cash equivalents at the end of the quarter. Interest income of $1.2 million was lower during the second quarter compared with $1.6 million last year, primarily due to a lower loan balance to FMC Corporation.

SIX MONTH RESULTS

Net loss for the first half of 1996 was $2.9 million compared with a net loss of $6.7 million in the first half of 1995. Loss per share was $0.04 in the first half of 1996 compared with a loss per share of $0.09 last year. Sales were $36.1 million compared with $18.8 million in the year-ago period, reflecting production from the company's Beartrack operation, which did not start producing until the third quarter of 1995. Exploration spending of $3.4 million was below 1995 expenditures due to delays in initiating drilling activities at El Penon and Rossi. The average realized price of gold for the first half of 1996 was $397 per ounce--$14 above the 1995 price of $383.

Cash production costs increased to $254 per gold equivalent ounce compared with $226 per gold equivalent ounce in the first half of 1995. The increase in cash production costs reflects higher mining and milling costs at Jerritt Canyon.

RESULTS

As previously announced, on June 21, 1996, a registration statement was filed with the Securities and Exchange Commission relating to the possible reincorporation of FMC Gold Company (to be renamed Meridian Gold Inc.) in Canada. In addition, on June 10, 1996, FMC Gold Company filed preliminary documents with securities regulators in Canada relating to a possible secondary public offering of FMC Corporation's 80 percent equity interest in FMC Gold.
The company continues to evaluate this and other options to maximize shareholder value; however, there is no assurance that any transaction will be completed.



SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995:
STATEMENTS IN THIS NEWS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE
SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES CONCERNING THE SPECIFIC FACTORS IDENTIFIED ABOVE AND IN THE CORPORATION'S 1995 FORM 10-K AND OTHER SEC FILINGS. THE INFORMATION CONTAINED HEREIN REPRESENTS MANAGEMENT'S BEST JUDGMENT AS OF THE DATE HEREOF BASED ON INFORMATION CURRENTLY AVAILABLE. THE CORPORATION DOES NOT INTEND TO UPDATE THIS INFORMATION AND DISCLAIMS ANY LEGAL OBLIGATION TO THE CONTRARY.

                               FMC GOLD COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME

              (Unaudited and in millions, except per share data)


                                        (Unaudited)         (Unaudited)
                                        Three Months         Six Months
                                       Ended June 30       Ended June 30
                                      ----------------    ----------------
                                       1996      1995      1996      1995
                                      ------    ------    ------    ------
Sales                                 $18.3     $ 9.7     $36.1     $18.8

Costs and expenses
    Cost of sales                      18.3      11.0      35.6      20.0

    Exploration costs                   1.9       2.4       3.4       6.4

    Selling, general and
      administrative expenses           1.1       1.1       2.4       2.4
                                      ------    ------    ------    ------

Total costs and expenses               21.3      14.5      41.4      28.8

Loss before interest and taxes         (3.0)     (4.8)     (5.3)    (10.0)

Interest income                         1.2       1.6       2.4       3.3
                                      ------    ------    ------    ------

Loss before income taxes               (1.8)     (3.2)     (2.9)     (6.7)

Provision for income taxes               --        --        --        --
                                      ------    ------    ------    ------

Net loss                              $(1.8)    $(3.2)    $(2.9)    $(6.7)
                                      ======    ======    ======    ======

Loss per common share                $(0.02)   $(0.04)   $(0.04)   $(0.09)
                                      ======    ======    ======    ======

Number of common shares used in
  earnings per share computations      73.5      73.5      73.5      73.5
                                      ======    ======    ======    ======

                               FMC Gold Company
                               ----------------
                          Operating Data (Unaudited)
                          --------------------------

                                        Three Months      Six Months
                                       Ended June 30     Ended June 30
                                       --------------    -------------
                                       1996      1995    1996     1995
                                       ----      ----    ----     ----
Heap leach operation - Beartrack
  Tons of ore mined (thousands)        1,240    1,007    1,921   1,566
  Ore grade (ounces per ton mined)     0.029    0.034    0.029   0.033


Milling operations - Jerritt Canyon (FMC Gold share)
  Tons of ore processed (thousands)      196      221      394     427
  Ore grade (ounces per ton milled)    0.140    0.123    0.132   0.127
  Mill recoveries                       88.0%    86.8%    87.7%   85.8%


Production (thousands of ounces)
Gold
  Beartrack                               23       --       50      --
  Jerritt Canyon                          26       24       46      46
  Paradise Peak                           --       --       --       2
                                         ---      ---      ---     ---
  Total                                   49       24       96      48
Silver                                    --        4       --      12


Cash cost of production
  ($ per gold equivalent ounce)
  Beartrack                             $195       --     $189      --
  Jerritt Canyon                        $311     $221     $326    $225
  Paradise Peak                           --       --       --    $244


Average cash cost of production
($ per gold equivalent ounce)           $256     $221     $254    $226

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     FMC Gold Company
                                     Registrant

Date: July 16, 1996                  By:  /s/ Robert L. Day
                                          -----------------
                                     Name: Robert L. Day
                                     Title: Secretary